Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Jim Zeumer
Vice President
(248) 433-4597
jim.zeumer@pulte.com

PULTE HOMES ANNOUNCES 31% INCREASE IN NET NEW HOME ORDERS
FOR FOURTH QUARTER 2003

     BLOOMFIELD HILLS, Mich., January 9, 2004 — Pulte Homes, Inc. (NYSE: PHM) announced today that preliminary net new home orders for its fourth quarter ended December 31, 2003, were a period record 8,465 homes, an increase of 31 percent over last year. For the full year, Pulte Homes’ preliminary net new orders totaled 34,989 homes, as compared to 30,830 homes last year, an increase of 13 percent. “Pulte Homes is successfully implementing its unique customer segmentation strategy, as we continue to expand our product offerings to serve all buyer segments: affordable, first and second move up and active adult,” said Richard J. Dugas, Jr., President and CEO. “Our segmentation strategy, combined with solid consumer demand throughout the quarter, enabled Pulte to drive record fourth quarter orders and enter 2004 with tremendous momentum.”

	Preliminary Net New Orders

	Three Months Ended, December 31,		Year Ended December 31,

	2003	2002	2003*	2002

Northeast	687	604	3,098	2,738
Southeast	1,994	1,831	9,021	8,651
Midwest	1,077	987	4,736	4,684
Central	1,231	824	5,125	4,590
West	3,476	2,212	13,009	10,167

	8,465	6,458	34,989	30,830

*	Preliminary net new home orders for the year ended December 31, 2003 do not include 1,051 units of acquired backlog.

100 Bloomfield Hills Parkway, Suite 300
Bloomfield Hills, Michigan 48304
(248) 647-2750

     Pulte Homes’ disclosure practice is to release orders as part of its quarterly financial reporting, but under the guidelines of Regulation FD it is providing this information in advance of upcoming investor meetings. Pulte Homes will provide additional information when it reports its fourth quarter and full year financial results on January 28, 2004.

About Pulte Homes

     Pulte Homes, Inc., (www.pulte.com) based in Bloomfield Hills, Michigan, has operations in 44 markets across the United States. Under its Del Webb (www.delwebb.com) brand, the Company is also the nation’s leading builder of active adult communities for people age 55 and older. Over its history, the Company has constructed more than 330,000 homes and has been named Builder of the Year for 2002 by Professional Builder magazine. Pulte Mortgage, LLC is a nationwide lender committed to meeting the financing needs of Pulte Homes’ customers by offering a wide variety of loan products and superior customer service.

/Web site: http://www.pulte.com/

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